EXHIBIT 15

ACKNOWLEDGMENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 4, 2021

The Board of Directors and Shareholders of KeyCorp

We are aware of the incorporation by reference in the following Registration Statements (including all amendments thereto) of KeyCorp:

Form S-3 No. 333-55959
Form S-3 No. 333-59175
Form S-3 No. 333-64601
Form S-3 No. 333-76619
Form S-3 No. 333-239044
Form S-8 No. 333-49609
Form S-8 No. 333-70669
Form S-8 No. 333-107074
Form S-8 No. 333-107075
Form S-8 No. 333-107076
Form S-8 No. 333-112225
Form S-8 No. 333-167093
Form S-8 No. 333-188703
Form S-8 No. 333-208272
Form S-8 No. 333-231689

of our review report dated May 4, 2021 relating to the unaudited consolidated interim financial statements of KeyCorp that are included in its Form 10-Q for the quarter ended March 31, 2021.

Ernst & Young
Cleveland, Ohio